Exhibit 10.(a)(viii)



                            NATIONAL-STANDARD COMPANY

                          DIRECTORS' DEFERRED FEE PLAN

                            Effective October 1, 1995








                            NATIONAL-STANDARD COMPANY

                          DIRECTORS' DEFERRED FEE PLAN



1.   Name of Plan.

     This plan has been established by National-Standard Company (the "Company") and shall be known as the National-Standard Company Directors' Deferred Fee Plan, hereafter referred to as "the Plan."

2.   Objective.

     The objective of the Plan is to provide an unfunded arrangement under which eligible directors may defer to a future date the receipt of directors' fees that otherwise would be payable to them currently for their services as directors of the Company.

3.   Eligibility.

     Any member of the Board of Directors of the Company who is entitled to fees for service as a director shall be eligible to participate in the Plan.

4.   Rules and Regulations.

     The Compensation/Nominating Committee of the Board of Directors, hereafter referred to as "the Committee," may establish such rules and regulations as it deems necessary for effective administration of the Plan. Full power and authority to construe, interpret and administer this Plan shall be vested in the Committee. In particular, the Committee shall have full discretionary power and authority to make each determination provided for in this Plan, and all determinations made by the Committee shall be conclusive upon the Company, upon each eligible director, and upon each eligible director's designees. If one or more members of the Committee are disqualified by personal interest from taking part in a particular decision, the remaining member or members of the Committee (although less than a quorum) shall have full power to act on such matter.

5.   Administration.

     Subject to paragraph 4, above, the Plan shall be administered on a daily basis by one or more designated representatives of the Finance and/or Human Resource Departments under the direction of the Chief Executive Officer.

6.   Participation.

     Eligible directors may participate in the Plan by making an "irrevocable" election to defer a portion of their directors' fees.

     (a) Such election shall be on the form provided by the designated Company representative and shall specify: (i) the portion of fees to be deferred, (ii) the period of deferral, and (iii) the manner of payment of such deferred fees (i.e., lump sum, approximately equal monthly installments, or both). The form by which an eligible director may elect to participate in the Plan is attached hereto as Exhibit A and, as it may be amended from time to time in accordance with the provisions of Item 19 below, forms a part of the Plan. Subject to rules established by the Committee, an eligible director who wishes to participate in the Plan must complete the election form provided by the designated Company representative and file such form with the designated Company representative prior to the first day of the calendar year in which the fees to be deferred are earned and would otherwise be paid; provided, however, that a director who is an eligible director on the Effective Date and any director who becomes an eligible director after the Effective Date may make his or her first such election during the thirty (30) day period next following the later of the Effective Date or the date on which such person becomes an eligible director, to be effective as of the date filed with the designated Company representative. Each such election shall apply to all of the fees earned by such director after the date as of which the election is made and until such time as the election is: (I) terminated pursuant to
          Item 6(b) below, (II) terminated due to the participant's ceasing to be an eligible director, or (III) superseded by the director's new election (filed in accordance with the rules set forth above) with respect to fees payable in a subsequent calendar year. A separate account shall be established with respect to the deferred fees payable pursuant to each election made by a director.

     (b) An eligible director may terminate an election to defer the receipt of fees at any time by written direction to the designated Company representative. Any such termination shall take effect with respect to the fees payable to such eligible director for calendar years commencing after the written direction is received by the designated Company representative. An eligible director who has terminated an election to defer the receipt of fees may not again elect to defer the receipt of fees until a period of twelve (12) months has elapsed from the effective date as of which the previous election was terminated.

     (c) Deferred fees shall be subject to the rules set forth in the Plan, and each participant shall have the right to receive cash payments on account of previously deferred fees only in the amounts and under the circumstances hereinafter set forth.

7.   Effect of Election.

     (a) Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. All fees deferred hereunder shall be reflected on the Company's books of accounts as general unsecured and unfunded obligations. If the Company, in its discretion, should from time to time set aside amounts for the purposes of payment of fees deferred hereunder, such amounts shall be solely for the Company's own account and shall not in any way be considered to create a fund or trust for the benefit of the participant or the participant's beneficiaries; the participant shall have no right, title, or interest in or to any such investments; and the participant's rights hereunder shall be solely those of an unsecured creditor to receive the payments provided hereunder.

     (b) Participation in the Plan shall not interfere with or limit in any way the right of the shareholders of the Company to remove any director from the Board pursuant to the by-laws of the Company nor confer upon any director any right to continue in the service of the Company as a director.

8.   Establishment of Accounts.

     The Company will maintain a recordkeeping account in the name of each participant which will reflect his deferred fees under the Plan, and the income, losses, appreciation and depreciation attributable thereto. The Company also may maintain such other accounts as it considers advisable, including but not limited to subaccounts for each participant to reflect different elections by the participant pursuant to subparagraph 6(a). References in the Plan to a participant's "account" means all accounts maintained in his name under the Plan.

9.   Adjustment of Accounts.

     As of the end of each calendar quarter, the Company shall:

     (a) First, charge to the proper accounts all payments or distributions made since the end of the preceding calendar quarter (that have not been charged previously) as of the date such payments or distributions were actually made to the participant;

     (b) Next, credit participants' accounts with the amount of deferred fees, if any, that are to be credited as of the date such fees would otherwise have been paid to the relevant participant and which have not previously been credited to the participants' accounts;

     (c) Finally, credit participants' accounts with interest, at the rate specified below, based on each participant's average account balance for such calendar quarter. A participant's average account balance shall be determined by determining the partici-pant's daily account balance after application of subparagraphs
          (a) and (b) above, and averaging such account balances by the number of days in such calendar quarter.

     While the Company has no obligation to invest or reinvest any funds pursuant to this Plan, the Company agrees that interest shall be credited at a rate of interest equal to the thirty (30) year fixed Federal National Mortgage Association (FNMA) rate published in The Wall Street Journal as of the close of business on the first day of the first month of such calendar quarter.

10.  Effect on Other Benefit Plans.

     Fees deferred under this Plan shall be considered in computing benefits under other Company benefit plans only in accordance with the provisions of such other plans and applicable federal, state, or local laws and regulations.

11.  Designation of Beneficiaries.

     Each participant shall have a right to designate beneficiaries who are to receive payments due the participant under the Plan in the event of the participant's death. The designation of beneficiaries shall be in writing on the form provided, which must be signed by the participant. Each designation will revoke all prior designations by the participant, and will be effective only when filed by the participant with the designated Company representative. Should a beneficiary not be designated or a designated beneficiary die without a secondary or designated successor beneficiary, distribution shall be made to the participant's estate.

12.  Disability.

     If a participant or a designated beneficiary is under legal disability or, in the opinion of the Committee, is in any way incapacitated to the point of not being able to manage his or her financial affairs, the Committee may direct that any payment hereunder be made to the participant's or beneficiary's legal representative, or in any manner it determines is in the best interest of the participant or beneficiary.

13.  Severe Financial Hardship.

     Although elections under the Plan are irrevocable, termination of current year deferral, or withdrawal from account balances prior to elected periods, may be made in the case of an unanticipated, severe financial hardship due only to the health or educational needs of the participant or his dependents (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) beyond the control of the participant. Termination or withdrawal for any other material needs will not be permitted. Requests for such termination of deferral or for withdrawal of funds must be submitted in writing with proof of hardship to the designated Company representative along with an estimate of the amounts necessary to prevent severe financial hardship. Hardship payments shall only be made to the extent necessary to satisfy the financial hardship, and shall not be made to the extent that the hardship is or may be relieved through reimbursement or compensation, by insurance or otherwise, by cessation of deferrals pursuant to the Plan, or by liquidation of the participant's assets (to the extent such liquidation itself would not cause severe financial hardship).

14.  Change of Control.

     In the event of a change of control of the Company, the amount in each participant's account on the day immediately preceding the change of control date (as hereinafter defined) shall be paid to the participant in a lump sum within a reasonable period of time following the change of control date, irrespective of the manner or time elected by the participant to receive payment of the amount. In determining the amount of each participant's account, interest shall be accrued on the day immediately preceding the change of control date, in accordance with Item 9 of the Plan, as if that day were the last day of the calendar quarter. For purposes of this item, the "change of control date" shall mean the earliest date on which:

     (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")] becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, representing at least 25% of the combined voting power of the Company's then outstanding securities, or

     (b) a majority of the individuals comprising the Company's Board of Directors have not served in such capacity for the entire two-year period immediately preceding such date, or

     (c) a change occurs of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act;

     provided, however, that if the transactions or elections causing a date to be a change of control date shall have been approved by an affirmative vote of a majority of the "continuing directors," such date shall not be deemed to be a change of control date. A "continuing director" means a person who was a member of the Board of Directors of the Company immediately prior to the transactions or elections, resulting in there being a change of control date, or who was designated (before his initial election or appointment as a director) as a continuing director by a majority of the whole Board of Directors, but only if the majority of the whole Board of Directors then consisted of continuing directors, or if a majority of the whole Board of Directors did not then consist of continuing directors, by a majority of the then continuing directors. Notwithstanding the foregoing provisions of this Item 14, the receipt of or investment in stock of the Company by a trust maintained by the Company which is tax-exempt under Section 501(a) of the Internal Revenue Code in amounts which comply with Section 407 of the Employee Retirement Income Security Act of 1974 prior to a change of control date as otherwise defined herein shall not cause a change of control date to occur.

15.  Payment of Account Balances.

     The Company shall pay to each participant or beneficiary from the general assets of the Company the amount of his or her account balance in the manner elected by the participant, unless such payments are to be made in a different manner and/or at an earlier date pursuant to Items 12, 13, or 14 herein.

16.  Withholding.

     The Company shall withhold the amount of local, state or federal taxes required by law from payments ultimately paid under the Plan.

17.  No Alienation.

     To the extent permitted by law, the right of any participant or any beneficiary to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of the participant or beneficiary, and any such benefit or payment shall not be subject to anticipation, sale, alienation, transfer, assignment or encumbrance.

18.  Determination of Taxability.

     Should the Internal Revenue Service determine that any amount deferred by the participant under the Plan is currently taxable, even though not received by the participant, the Company shall pay to such participant, immediately upon receipt of a copy of the final IRS determination of taxability, the amount of deferred fees deemed to be subject to tax.

19.  Amendment or Termination.

     The Plan may be terminated or amended at any time in whole or in part as determined by the Board of Directors of the Company; provided, however, that no such amendment or termination shall (without the participant's consent) alter a participant's right to payments of amounts previously credited to such participant's accounts prior to the date of such amendment or termination, or the amount or times of payment of such amounts.

20.  Miscellaneous.

     (a) Plan Binding. This Plan shall be binding upon and inure to the benefit of the Committee, the Company, the participants, their legal representatives, successors and assigns, and all persons entitled to benefits hereunder.

     (b) Notice. Any notice given in connection with this document shall be in writing and shall be delivered in person or by certified mail, return receipt requested. Any notice given by certified mail shall be deemed to have been given upon the date of delivery indicated on the certified mail return receipt, if correctly addressed.

     (c) Expenses. The expenses of administering the Plan shall be borne by the Company.

     (d) Applicable Law. This Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Michigan.

     (e) Action by Company. Any action required or permitted to be taken by the Company under the Plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

21.  Effective Date.

     This Plan shall be effective October 1, 1995.